Exhibit (h)(7)(iii)
FINANCIAL STATEMENT TYPESETTING SERVICES AMENDMENT
TO
ACCOUNTING SERVICES AGREEMENT
     This Financial Statement Typesetting Services Amendment is made as of September 15, 2010 by and between BB&T VARIABLE INSURANCE FUNDS (the “Trust”) and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly PFPC Inc.) (“BNY Mellon”).
BACKGROUND:
A.	The Trust and BNY Mellon are parties to an Accounting Services Agreement dated as of April 23, 2007, as amended (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Trust desires that BNY Mellon provide the financial statement typesetting services described in this Amendment.

C.	The Trust and BNY Mellon desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.
TERMS:
The parties hereby agree that:
1.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients. Notwithstanding anything to the contrary herein, BNY Mellon shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Trust of the identity of the Print Vendor, and the Trust is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

2.	BNY Mellon shall provide the following services to the Trust:
2.1	BNY Mellon will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes, industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (iv) create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which BNY Mellon will enter); (vi) process, convert and load security and general ledger data; and (vii) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Trust management listing, service providers listing and fund spectrums, all as provided from external parties to BNY Mellon.

2.2	BNY Mellon will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR ASCII files. An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report. Unless mutually agreed in writing between BNY Mellon and the Trust, BNY Mellon will use the same layout, for production data, for every successive reporting period.

2.3	BNY Mellon will use the Print Vendor’s system to generate Financial Reports, which shall include as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of Trust expenses; (vii) schedules of investments; (viii) statement of net assets; (ix) statements of assets and liabilities; (x) statements of operation; (xi) statements of changes; (xii) statements of cash flows; (xiii) financial highlights; (xiv) notes to financial statements; (xv) report of independent registered public accounting firm; (xvi) tax information; and (xvii) additional Trust information as mutually agreed in writing between BNY Mellon and the Trust.
3.	The Trust shall timely review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Trust shall timely provide final sign-off. Absent timely final sign-off by the Trust, BNY Mellon shall not have responsibility to timely produce the affected Financial Report.

4.	Notwithstanding any provision of this Amendment, the services of BNY Mellon are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Trust or any other person.

5.	With respect to the services described in this Amendment, BNY Mellon shall be entitled to rely on all information and materials provided to it by others (other than BNY Mellon and its sub-contractors (acting in their capacity as such))

relating to the Financial Reports, and BNY Mellon shall have no responsibility to review any information or materials provided to it by others (other than BNY Mellon and its sub-contractors (acting in their capacity as such)) relating to the Financial Reports. This Section 5 is a limitation of liability provision for the benefit of BNY Mellon, and shall not be used to imply any liability against BNY Mellon.
6.	As compensation for the services rendered by BNY Mellon pursuant to this Amendment, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Print Vendor.

The Trust hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to BNY Mellon and/or any affiliate of the Trust relating to this Amendment have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

7.	Miscellaneous.
(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter of this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.
BB&T VARIABLE INSURANCE FUNDS

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	V.P. BB&T Variable Insurance Funds

BNY MELLON INVESTMENT SERVICING (US) INC.
By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Sr. Vice President

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